UNITED STATES

SECRUITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

Filed by Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ X ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

LIBERTY ALL-STAR GROWTH FUND, INC.

(name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

For Information Contact: Liberty All-Star® Funds 1-800-241-1850 www.all-starfunds.com Press Release

For Immediate Release

March 23, 2018

Liberty All-Star® Equity Fund and Liberty All-Star® Growth Fund, Inc.
Announce Board Approval of Special Shareholder Meetings

BOSTON, March 23, 2018 – Liberty All-Star® Equity Fund (NYSE: USA) and Liberty All-Star® Growth Fund, Inc. (NYSE: ASG) (each, a “Fund”) have each announced that on March 22, 2018 the Board of Trustees of Liberty All-Star® Equity Fund and the Board of Directors of Liberty All-Star® Growth Fund, Inc. (collectively, the “Board”) approved that a special meeting of each Fund’s shareholders be held on May 31, 2018. In addition, the Board of each Fund approved a new Fund Management Agreement with ALPS Advisors, Inc. (“ALPS Advisors”) and new Portfolio Management Agreements with the Fund’s current sub-advisors, subject to approval of such agreements by shareholders of the Fund. The new Fund Management Agreements and Portfolio Management Agreements were considered in connection with the recently announced transaction in which DST Systems, Inc. (“DST”), the parent company of ALPS Advisors, entered into a definitive agreement with SS&C Technologies Holdings, Inc. (“SS&C”) wherein SS&C will acquire DST (the “Transaction”). The Transaction, when completed, will result in a change of control of ALPS Advisors, which may be deemed to result in an “assignment” of the Funds’ existing Fund Management Agreements and Portfolio Management Agreements, resulting in their automatic termination. Completion of the Transaction is subject to a number of conditions. DST and SS&C currently expect to complete the Transaction before the end of the second quarter of 2018.

To provide for continuity in the operation of the Funds, shareholders of the Funds will be asked to approve the new Fund Management Agreements and new Portfolio Management Agreements at the special meeting of shareholders to be held on May 31, 2018. The record date for each Fund’s special meeting of shareholders is March 2, 2018.

The Funds do not continuously issue shares. Shares of the Funds trade in the secondary market. Investors wishing to buy or sell shares need to place orders through an intermediary or broker. The share price of a closed-end fund is based on the market’s value. Liberty All-Star® Equity Fund’s shares are listed on the New York Stock Exchange under the symbol USA and Liberty All-Star® Growth Fund, Inc.’s shares are listed on the New York Stock Exchange under the symbol ASG. ALPS Advisors, Inc. is the investment advisor of Liberty All-Star® Equity Fund and Liberty All-Star® Growth Fund, Inc., which are multi-managed, closed-end investment companies with more than $1.3 billion and $158 million in net assets, respectively as of March 21, 2018.

***

In connection with the presentation of the new Fund Management Agreements and new Portfolio Management Agreements to the Funds’ shareholders for approval, the Funds intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Funds will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting. Shareholders are urged to carefully read these materials in their entirety (including any amendments or supplements thereto) and any other relevant documents that the Funds will file with the SEC when they become available because they will contain important information. The proxy statement and other relevant materials (when available), and any and all documents filed by the Funds with the SEC, may be obtained for free at the SEC’s website at www.sec.gov.

For Information Contact: Liberty All-Star® Funds 1-800-241-1850 www.all-starfunds.com Press Release

This communication is not a solicitation of a proxy from any Fund shareholder. The Funds, their investment advisors and sub-advisers and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposals. Information about the investment advisors and sub-advisers, directors/trustees and officers of the Funds may be found in their respective annual reports and annual proxy statements previously filed with the SEC.

Past performance cannot predict future results.

An investment in the Fund involves risk, including loss of principal.

ALPS Portfolio Solutions Distributor, Inc. – FINRA Member Firm

###

LAS000848 3/31/2019